        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 20 to Registration Statement No. 811-09373 on Form N-2 of our report dated
September 13, 2007, relating to the financial statements and financial highlights of Oppenheimer Senior Floating Rate Fund, appearing in the
Annual Report on Form N-CSR of Oppenheimer Senior Floating Rate Fund
for the year ended July 31, 2007, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the
Statement of Additional Information and "Financial Highlights" in the
Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
November 13, 2007